PRICING TERM SHEET Dated as of January 13, 2014

Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement File No. 333-187275

Supplementing the Preliminary

Prospectus Supplement

dated January 13, 2014 and the

Prospectus dated November 8, 2013

COCA-COLA FEMSA, S.A.B. DE C.V.

3.875% Senior Notes due 2023

5.250% Senior Notes due 2043

This pricing term sheet relates only to the senior notes (the “Notes”) described below and should be read together with the preliminary prospectus supplement dated January 13, 2014 (including the documents incorporated by reference therein) relating to the Offering (the “Preliminary Prospectus Supplement”) before making a decision in connection with an investment in the Notes. The information in this term sheet supersedes the information in the Preliminary Prospectus Supplement relating to the Notes to the extent that it is inconsistent therewith. Terms used but not defined herein have the meanings ascribed to them in the Preliminary Prospectus Supplement. All references to dollar amounts are references to U.S. dollars.

Issuer:	Coca-Cola FEMSA, S.A.B. de C.V.

Guarantors:

Propimex, S. de R.L. de C.V.

Comercializadora La Pureza de Bebidas, S. de R.L. de C.V.

Grupo Embotellador Cimsa, S. de R.L. de C.V.

Refrescos Victoria del Centro, S. de R.L. de C.V.

Servicios Integrados Inmuebles del Golfo, S. de R.L. de C.V.

Yoli de Acapulco, S.A. de C.V.

Controladora Interamericana de Bebidas, S. de R.L. de C.V.

Notes:

3.875% Senior Notes due 2023 (the “2023 Notes”)

The 2023 Notes will be part of the same series as, and will be fungible with, the original 2023 notes. The aggregate principal amount of the original 2023 notes together with the 2023 Notes offered hereby will be U.S.$900,000,000.

5.250% Senior Notes due 2043 (the “2043 Notes”)

The 2043 Notes will be part of the same series as, and will be fungible with, the original 2043 notes. The aggregate principal amount of the original 2043 notes together with the 2043 Notes offered hereby will be U.S.$600,000,000.

Issue Amount:	2023 Notes: U.S.$150,000,000 2043 Notes: U.S.$200,000,000

Coupon:	2023 Notes: 3.875% 2043 Notes: 5.250%

Maturity:	2023 Notes: November 26, 2023 2043 Notes: November 26, 2043

Interest Payment Dates:

2023 Notes: May 26 and November 26 of each year, commencing on May 26, 2014. Purchasers of the 2023 Notes will be entitled to receive the full amount of the first interest payment on May 26, 2014.

2043 Notes: May 26 and November 26 of each year, commencing on May 26, 2014. Purchasers of the 2043 Notes will be entitled to receive the full amount of the first interest payment on May 26, 2014.

Benchmark Treasury:	2023 Notes: UST 2.750% due November 2023 2043 Notes: UST 3.625% due August 2043

Spread to Benchmark Treasury:	2023 Notes: T+107 2043 Notes: T+122

Benchmark Treasury Price and Yield:	2023 Notes: 99-11 / 2.827% 2043 Notes: 97-08 / 3.780%

Price to Investors:	2023 Notes: 99.818% 2043 Notes: 103.849%

Yield to Maturity:	2023 Notes: 3.897% 2043 Notes: 5.000%

Ranking:	Senior unsecured

Optional Redemption:	2023 Notes: Make-whole call, in whole or in part, at T+20 bps plus accrued and unpaid interest 2043 Notes: Make-whole call, in whole or in part, at T+25 bps plus accrued and unpaid interest

Optional Tax Redemption:	In whole but not in part, at 100% of principal amount plus accrued and unpaid interest upon certain changes in withholding taxes

Trade Date:	January 13, 2014

Settlement Date:	January 21, 2014 (T+5)

Denominations / Multiples:	U.S.$150,000 / U.S.$2,000

Clearing:	DTC / Euroclear / Clearstream

CUSIP/ISIN:	2023 Notes: 191241 AE8 / US191241AE83 (the same CUSIP and ISIN as the original 2023 notes) 2043 Notes: 191241 AF5 / US191241AF58 (the same CUSIP and ISIN as the original 2043 notes)

Expected Listing:	Irish Stock Exchange (application pending)

Lead Manager and Bookrunner:	Citigroup Global Markets Inc.

The Issuer has filed a registration statement (including a prospectus dated November 8, 2013 and a Preliminary Prospectus Supplement dated January 13, 2014) with the Securities and Exchange Commission, or SEC, for the Offering. Before you invest, you should read the Preliminary Prospectus Supplement, the accompanying prospectus and the other documents the Issuer has filed with the SEC for more complete information about the Issuer and the Offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the Issuer, the underwriter or any dealer participating in the Offering will arrange to send you the Preliminary Prospectus Supplement and the accompanying prospectus if you request it by calling Citigroup Global Markets Inc. at 800-831-9146.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another e-mail system.

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